Exhibit 99.1

Avantair, Inc. Announces Fiscal First Quarter 2008 Financial Results

Revenues Up 52.9% Year Over Year

Reaffirms FY2008 Aircraft Delivery Schedule

CLEARWATER, Fla. — November 14, 2007 — Avantair, Inc. (OTCBB:AAIR) (OTCBB:AAIRU) (OTCBB:AAIRW), the only publicly traded stand-alone fractional operator and the sole provider of fractional shares in the Avanti P.180 aircraft, today announced its first quarter financial results ended September 30, 2007.

First Quarter 2008 Highlights

*	Total revenues $25.7 million, up 52.9% year over year;

*	Quarter-end fractional shares 552 versus 382.5 at the end of the first quarter of fiscal 2007;

*	Revenue from maintenance and management fees up 61.6% year over year;

*	Net loss increased to $4.8 million from $3.8 million year over year; and

*	Reaffirms previously disclosed fiscal 2008 aircraft delivery schedule.

First Quarter 2008 Financial Results

Total revenues for the first quarter of fiscal 2008 were $25.7 million compared to $16.8 million for the first quarter of fiscal 2007, an increase of 52.9%.

Revenues from fractional aircraft shares sold were $9.8 million versus $7.5 million in the year-ago quarter, an increase of 30.8%. This reflects an increase of 15.0% in new aircraft shares sold to 34.5 during the first quarter of fiscal 2008 from 30 in the same period last year and an increase in the price of an aircraft share to $415,000 per share versus $405,000 a year ago. Under GAAP accounting rules, sales and the associated costs of fractional aircraft shares are amortized over 60 months.

Revenues from maintenance and management fees were $13.0 million for the first quarter of fiscal 2008, an increase of 61.6% from $8.0 million in the first quarter of fiscal 2007, primarily reflecting the increase in aircraft shares to 552 at September 30, 2007 compared to 382.5 at September 30, 2006 and an increase in monthly management fees, which were $9,400 during the first quarter of fiscal 2008 compared to $8,400 in the year-ago period.

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Avantair, Inc.

Charter card revenue, which was formerly included in Other revenue, was $1.4 million for the first quarter of fiscal 2008, up 257.9% from $0.4 in the first quarter of fiscal 2007. This reflects an increase in hours flown by customers using our card program. Demonstration and other revenues, which consist of charges for demonstration flights, fees for remarketing of used aircraft shares, and rent and fuel sales from our FBO operations, were $1.5 million for the quarter compared to $0.9 million in the year-ago period, an increase of 70.9%.

“Demand for shares on our aircraft continued strong in the first quarter, building on our base of fractional shares, which drives the growth of our monthly maintenance and management fees,” commented Mr. Steven Santo, CEO of Avantair. “As we anticipated, the prior upsurge in new owners and card holders put some strains on our system and drove up the cost of flight operations. This contributed to a higher net loss versus last year. We believe that throughout the year, owners and card holders will either fly fewer hours, which reduces costs, or will buy additional shares or cards to meet their future needs. In addition, we recently purchased two core aircraft to help lower our repositioning costs. We anticipate that our cost of flight operations as a percentage of revenue will decrease as the fiscal year progresses.”

Cost of flight operations for the first quarter of fiscal 2008 were $15.8 million, or 61.5% of revenue, compared to $9.9 million, or 58.2% of revenue, for the first quarter of fiscal 2007. As the company previously disclosed, flight operations in the first quarter of fiscal 2008 included additional expenses for chartering and repositioning aircraft to satisfy demand for hours flown by new share owners and card holders.

SG&A expenses for the first quarter of 2008 were $5.5 million, or 21.7% of revenue, compared to $5.1 million, or 30.3% of revenue, in the first quarter of fiscal 2007. Depreciation and amortization was approximately $761,000 versus approximately $188,000 in the prior-year period.

Loss from operations for the first quarter of fiscal 2008 was $4.5 million versus $3.0 million in the year-ago quarter. Loss from operations for the first quarter of fiscal 2008 includes approximately $115,355 of non-cash charges related to compensation expense for equity issued to management.

Net loss for the first quarter of fiscal 2008 was $4.8 million compared to a net loss of $3.8 million for the first quarter of fiscal 2007.

Mr. Santo continued, “We expect the demand we experienced in the first quarter for hours on our fleet to translate into demand for shares in the airplanes we are planning to have delivered during the remainder of fiscal 2008 and beyond. We believe we are on track to take delivery of a total of 15 planes in fiscal year 2008 to meet our year-end target of 51 fractional aircraft in the fleet. Although we had some extra expenses this quarter, given the strong revenue growth, we believe there is inherent leverage in our model. Therefore, we continue to forecast that we will be break-even on a quarterly basis some time during fiscal 2008.”

Cash earnings, a non-GAAP financial measure, for the first quarter of 2008 was a loss of $1.8 million versus a loss of $3.9 million in the first quarter last year.

Cash earnings (as contractually defined in the 10Q filed with the SEC today) is defined as the income/loss from operations before deductions for interest, depreciation and amortization. The income/loss used in this calculation is based on recognizing revenues on share sales in the period that the sale takes place and revenues from charter cards in the period that the card is sold. A schedule showing adjustments to GAAP items to calculate cash earnings is attached to this press release. This schedule was not prepared in accordance with generally accepted accounting

Avantair, Inc.

principles and is for presentation purposes only. We believe this information provides useful data for purposes of financial analysis. Avantair uses this non-GAAP measure internally to assess its in period financial operating performance and to plan for future periods. However, these non-GAAP measures are neither stated in accordance with, nor are they a substitute for GAAP measures.

Conference Call

Avantair will host a conference call to discuss financial results for its first quarter of fiscal 2008 and provide an update on business developments at 5:00 p.m. Eastern Time today. Investors may participate in the conference call by dialing 866-250-3615 (303-262-2140 for international callers). When prompted, ask for the “Avantair Inc. First Quarter 2008 Earnings Conference Call.” A telephonic replay of the conference call may be accessed approximately two hours after the call through November 21, 2007, by dialing 800-405-2236 (303-590-3000 for international callers). The replay access code is 11101821#. The conference call will be simultaneously webcast and can be accessed by visiting the Investor section of our website at www.avantair.com. The webcast replay will be archived for twelve months.

About Avantair

Headquartered in Clearwater, FL, Avantair Inc. is the sole North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only stand-alone fractional operator. The company currently manages a fleet of 39 planes with another 46 Piaggio Avanti IIs on order. It also has announced an order of 20 Embraer Phenom 100s. Avantair, with operations in 5 states and approximately 300 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership. For more information about Avantair, please visit: www.avantair.com.

Forwarding Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARY

(Formerly Ardent Acquisition Corporation)

Consolidated Balance Sheets

ASSETS

	September 30, 2007	June 30, 2007
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$3,195,079	$12,577,468
Accounts receivable, net of allowance for doubtful accounts of $436,933 at September 30, 2007 and $460,377 at June 30, 2007	4,952,997	5,087,491
Inventory	550,501	579,517
Current portion of aircraft costs related to fractional sales	37,060,561	31,895,085
Current portion of notes receivable	1,046,221	1,015,163
Prepaid expenses and other current assets	520,567	378,394

Total current assets	47,325,926	51,533,118

AIRCRAFT COSTS RELATED TO FRACTIONAL SHARE SALES- net of current portion	78,491,914	74,870,704

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization of $6,415,745 at September 30, 2007 and $5,654,306 at June 30, 2007	15,670,623	15,380,698

OTHER ASSETS
Cash - restricted	2,565,205	2,942,983
Deposits	11,968,761	9,904,054
Deferred maintenance agreement	2,495,137	2,691,539
Notes receivable- net of current portion	1,082,905	1,327,552
Goodwill	1,141,159	1,141,159
Other assets	749,813	698,453

Total other assets	20,002,980	18,705,740

Total assets	$161,491,443	$160,490,260

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARY

(Formerly Ardent Acquisition Corporation)

Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	September 30, 2007	June 30, 2007
	(unaudited)
CURRENT LIABILITIES
Accounts payable	$8,791,178	$5,765,189
Accrued liabilities	2,214,394	3,141,061
Customer deposits	936,750	612,500
Current portion of deferred revenue related to fractional aircraft share sales	40,752,424	38,058,547
Current portion of notes payable	4,830,719	4,412,288
Unearned management fee and charter card revenues	7,666,760	7,950,636

Total current liabilities	65,192,225	59,940,221

Notes payable, net of current portion	17,480,297	18,560,570
Deferred revenue related to fractional aircraft share sales, net of current portion	93,866,165	92,186,334
Other liabilities	1,847,269	1,762,159

Total long-term liabilities	113,193,731	112,509,063

Total liabilities	178,385,956	172,449,284

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—
Common stock, Class A, $.0001 par value, 75,000,000 shares authorized, 15,220,817 shares issued and outstanding	1,522	1,522
Common stock, Class B, non-voting, $10 par value, 1,250 shares authorized, none issued	—	—
Additional paid-in capital	45,982,066	46,124,857
Accumulated deficit	(60,991,225)	(56,198,527)
Treasury stock, at cost	(1,886,876)	(1,886,876)

Total stockholders’ deficit	(16,894,513)	(11,959,024)

Total liabilities and stockholders’ deficit	$161,491,443	$160,490,260

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARY

(Formerly Ardent Acquisition Corporation)

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	September 30, 2007	September 30, 2006
Revenues
Fractional aircraft sold	$9,803,793	$7,492,808
Maintenance and management fees	12,974,596	8,029,078
Charter card revenue	1,401,082	391,520
Demonstration fees and other revenues	1,475,028	863,311

Total revenue	25,654,499	16,776,717

Operating Expenses
Cost of fractional aircraft shares sold	8,047,427	4,363,266
Cost of flight operations	15,788,935	9,852,506
Write-off of aircraft deposit	—	300,000
General and administrative expenses (including share-based compensation expense of $115, 355 in 2007 and $0 in 2006)	4,533,056	4,261,952
Depreciation and amortization	761,439	188,109
Selling expenses	1,023,856	824,357

Total operating expenses	30,154,713	19,790,190

Loss from operations before interest, depreciation and amortization expense	(4,500,214)	(3,013,473)

Other income (expenses)
Interest income	192,722	79,248
Interest expense	(485,206)	(844,132)

Total other expenses	(292,484)	(764,884)

Net loss	$(4,792,698)	$(3,778,357)

Loss per common share:
Basic and Diluted	$(0.32)	$(1.15)

Weighted-average common shares outstanding:
Basic and diluted	15,220,817	3,288,590

Avantair, Inc.

AVANTAIR, INC. AND SUBSIDIARY

Reconciliation of Cash Earnings (as defined) to GAAP Operating Income

For Three Months Ended September 30, 2007 and 2006 (Unaudited)

	GAAP Three Months Ended September 30, 2007		Cash Earnings (as defined) 2007	GAAP Three Months Ended September 30, 2006		Cash Earnings (as defined) 2006
Revenues
Fractional aircraft shares sold	$9,803,793	(1)	$14,177,500	$7,492,808	(1)(4)	$11,940,000
Maintenance and management fees	12,974,596		12,974,596	8,029,078		8,029,078
Charter card revenue	1,401,082	(2)	2,888,302	391,520	(2)	870,000
Demonstration fees and other revenue	1,475,028		1,475,028	863,311		863,311

	25,654,499		31,515,426	16,776,717		21,702,389

Operating expenses
Cost of fractional aircraft shares sold	8,047,427	(1)	12,141,861	4,363,266	(1)(4)	10,316,254
Cost of flight operations	15,788,935		15,788,935	9,852,506		9,852,506
Depreciation and amortization	761,439		761,439	188,109		188,109
Write-off of aircraft deposit	—		—	300,000		300,000
General and administrative expenses	4,533,056	(3)	4,417,701	4,261,952		4,261,952
Selling expenses	1,023,856		1,023,856	824,357		824,357

Total operating expenses	30,154,713		34,133,792	19,790,190		25,743,178

Loss from operations	$(4,500,214)		$(2,618,366)	$(3,013,473)		$(4,040,789)

Add depreciation and amortization			761,439			188,109

EBITDA			$(1,856,927)			$(3,852,680)

(1)	Share sales and the related cost of share sales are recorded in the period of sale
(2)	Charter card revenue is recorded in the period the card is sold. The cost associated with providing the future service is not included.
(3)	Stock compensation expense is eliminated.
(4)	Adjusted for non-recurring item.

Avantair, Inc.

Contact:

Avantair, Inc.

John Waters, Chief Financial Officer

727-538-7810 x.105

jwaters@avantair.com

The Piacente Group

Brandi Piacente

212-481-2050

brandi@thepiacentegroup.com

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